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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:        Robert J. Chamberlain           Paul Senio
                Chief Financial Officer         General Counsel
                (206) 628-5174                  (206) 628-4900

                           MIDCOM COMMUNICATIONS INC.
                      ANNOUNCES $75,000,000 PRIVATE PLACEMENT

SEATTLE, WA August 2, 1996 -- MIDCOM Communications Inc. (NASDAQ: MCCI) today announced that it has commenced a private offering of $75,000,000 principal amount of convertible subordinated notes due in 2003. The notes will be convertible, at the option of the holder, into shares of MIDCOM common stock. The interest rate and conversion price for the notes will be determined prior to closing of the offering.

        If fully subscribed, the offering is expected to close by the end of August. The net proceeds of the offering are expected to be used to repay borrowings under the company's bridge loan and revolving credit facility, to acquire and install high capacity switches, to bring current a number of existing payment obligations, to settle pending disputes and reduce the company's minimum commitment under a carrier supply contract with one of its suppliers and for other working capital purposes.

        The notes are being offered on behalf of MIDCOM to qualified institutional buyers under SEC Rule 144A, to certain institutional accredited investors and under Regulation S to certain non-U.S. persons in offshore transactions. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company is headquartered in Seattle, Washington and has regional offices throughout the nation. MIDCOM currently invoices approximately 125,000 customer locations per month.

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